As filed with the Securities and Exchange Commission on September 21, 2020.

Registration No. 333-248247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corsair Gaming, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3577	82-2335306
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

47100 Bayside Pkwy

Fremont, CA 94538

(510) 657-8747

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael G. Potter

Chief Financial Officer

47100 Bayside Pkwy

Fremont, CA 94538

(510) 657-8747

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jack Sheridan, Esq. Page Mailliard, Esq. Tad J. Freese, Esq. Phillip S. Stoup, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Randi L. Strudler, Esq. W. Stuart Ogg, Esq. Jones Day 250 Vesey Street New York, NY 10281 Telephone: (212) 326-3939 Facsimile: (212) 755-7306	Eric Jensen, Esq. Seth Gottlieb, Esq. David R. Ambler, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Telephone: (650) 843-5000 Facsimile: (650) 849-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-248247), or the Registration Statement, of Corsair Gaming, Inc. is being filed for the purpose of adding Exhibits to the Registration Statement and amending the Exhibit Index and Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Nasdaq Global Select Market (the “Nasdaq”) listing fee.

Item	Amount to be paid
SEC registration fee	$37,616
FINRA filing fee	$43,970
Nasdaq listing fee	$270,000
Printing and engraving expenses	$1,000,000
Legal fees and expenses	$4,350,066
Accounting fees and expenses	$621,838
Blue Sky, qualification fees and expenses	$10,000
Transfer agent fees and expenses	$3,500
Miscellaneous expenses	$663,010

Total	$7,000,000

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our amended and restated certificate of incorporation will include a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of directors to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. Further, our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We intend to enter into indemnification agreements with each of our directors and officers pursuant to which we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to us, our directors and officers by the underwriters, and to the underwriters by us, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities the Company has sold since January 1, 2016, which were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

In connection with the Acquisition Transaction on August 28, 2017, we issued the following securities:

1.

Common Stock. (i) 13,404,787 shares of our common stock to EagleTree for aggregate consideration of approximately $57.4 million and (ii) 2,376,690 shares of our common stock to EagleTree in consideration for the acquisition of 20.194960 shares of Corsair Components, Inc.

2.	Preferred Securities. 450 shares of our Series A Preferred Stock to Corsair Group (US), LLC, an affiliate of EagleTree, for aggregate consideration of $100,000.

In connection with one of the Registrant’s subsidiary’s asset purchase agreement with Elgato Systems GmbH and Elgato Systems LLC, the Registrant issued 182,778 shares of its common stock on July 2, 2018 to Elgato Systems GmbH. In connection with one of the Registrant’s subsidiary’s acquisition of Origin PC, LLC, the Registrant issued 332,558 shares of its common stock on July 22, 2019 to Origin Parent Holdings, Inc. In connection with one of the Registrant’s subsidiary’s acquisition of SCUF Holdings, Inc., the Registrant issued 7,905,085 shares of its common stock and 402.3 shares of its preferred stock on August 31, 2020 to EagleTree and Corsair Group (USA), LLC, respectively.

In connection with a series of reorganizations to be effected prior to this offering as described in this Registration Statement (the “Reorganization”), the Registrant will issue 16,094 shares of its common stock to existing investors in exchange for shares of its outstanding preferred stock. In addition, in connection with the Reorganization the Registrant will also issue 60,131,374 shares of its common stock to EagleTree.

These transactions were exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as they were transactions by an issuer that did not involve a public offering of securities.

In addition, between November 13, 2017 and September 18, 2020, the Registrant granted an aggregate of 11,521,888 stock options to certain of its or its subsidiaries’ executives and other employees, which options had exercise prices ranging from $2.20 to $7.78 per share. The grants of options described above were made in the ordinary course of business and did not involve any cash payments from the recipients. The options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Section 4(a)(2) of the Securities Act and Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit number	Exhibit description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

1.1	Form of Underwriting Agreement.	S-1	September 18, 2020	1.1

3.1	Certificate of Incorporation, currently in effect.	S-1	September 18, 2020	3.1

3.2	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.	S-1	September 18, 2020	3.2

3.3	Bylaws, currently in effect.	S-1	August 21, 2020	3.3

3.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.	S-1	September 14, 2020	3.4

4.1	Reference is made to exhibits 3.1 through 3.4.

4.2	Form of Stock Certificate.	S-1	September 18, 2020	4.2

4.3	Investor Rights Agreement, by and between Corsair Gaming, Inc. and Corsair Group (Cayman), LP.	S-1	September 18, 2020	4.3

4.4	Registration Rights Agreement, by and between Corsair Gaming, Inc. and Corsair Group (Cayman), LP.	S-1	September 14, 2020	4.4

5.1	Opinion of Latham & Watkins LLP.	S-1	September 14, 2020	5.1

10.1#	Form of Indemnification Agreement to be entered into between Corsair Gaming, Inc. and each of its directors and executive officers.	S-1	August 21, 2020	10.1

10.2#	Corsair Gaming, Inc. Equity Incentive Program	S-1	September 18, 2020	10.2

10.2(a)#	Form of Unit Award Agreement (U.S. Form) under EagleTree-Carbide Holdings (Cayman), LP Equity Incentive Program	S-1	August 21, 2020	10.2(a)

10.2(b)#	Form of Unit Award Agreement (Non-U.S. Form) under EagleTree-Carbide Holdings (Cayman), LP Equity Incentive Program	S-1	August 21, 2020	10.2(b)

10.3#	2020 Incentive Award Plan	S-1	September 14, 2020	10.3

10.3(a)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2020 Incentive Award Plan.	S-1	September 14, 2020	10.3(a)

10.3(b)#	Form of Restricted Stock Award Agreement under the 2020 Incentive Award Plan.	S-1	September 14, 2020	10.3(b)

Exhibit number	Exhibit description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

10.3(c)#	Form of Restricted Stock Unit Award Grant Notice under the 2020 Incentive Award Plan.	S-1	September 14, 2020	10.3(c)

10.4#	2020 Employee Stock Purchase Plan.	S-1	September 14, 2020	10.4

10.5(a)	First Lien Credit and Guaranty Agreement, dated as of August 28, 2017, by and among Corsair Group (Cayman), LP and certain of its subsidiaries including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.	S-1	August 21, 2020	10.5(a)

10.5(b)	Amendment No. 1 to First Lien Credit and Guaranty Agreement, dated as of October 3, 2017, by and among Corsair Group (Cayman), LP and certain of its subsidiaries including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.	S-1	August 21, 2020	10.5(b)

10.5(c)	Amendment No. 2 to First Lien Credit and Guaranty Agreement, dated as of March 29, 2018, by and among Corsair Group (Cayman), LP and certain of its subsidiaries including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.	S-1	August 21, 2020	10.5(c)

10.6(a)	Second Lien Credit and Guaranty Agreement, dated as of August 28, 2017, by and among Corsair Group (Cayman), LP and certain of its subsidiaries including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.	S-1	August 21, 2020	10.6(a)

10.6(b)	Amendment No. 1 to Second Lien Credit and Guaranty, dated as of October 3, 2017, by and among Corsair Group (Cayman), LP, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.	S-1	August 21, 2020	10.6(b)

10.7	Industrial Space Lease, dated as of August 18, 2014, by and among Corsair Memory, Inc. and Osprey Capital Building 50, LLC.	S-1	August 21, 2020	10.7

10.8(a)#	Severance Letter Agreement, dated as July 1, 2010, by and among Corsair Memory, Inc. and Andy Paul.	S-1	August 21, 2020	10.8(a)

10.8(b)#	Severance Letter Agreement, dated as July 1, 2010, by and among Corsair Memory, Inc. and Nick Hawkins.	S-1	August 21, 2020	10.8(b)

10.9#	Separation Agreement, dated April 30, 2019, by and among Corsair Memory, Inc. and Nick Hawkins.	S-1	August 21, 2020	10.9

Exhibit number	Exhibit description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

10.10#	Offer Letter Agreement, dated October 17, 2019, by and among Corsair Gaming Inc., and Michael Potter.	S-1	August 21, 2020	10.10

10.11#	Second Separation Agreement, dated November 7, 2019, by and among Corsair Memory, Inc and Nick Hawkins.	S-1	August 21, 2020	10.11

10.12	Amendment No. 3 to First Lien Credit and Guarantee Agreement, dated as of April 27, 2018, by and among Corsair Group (Cayman), LP and certain of its subsidiaries, including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.				X

10.13	Amendment No. 4 to First Lien Credit and Guarantee Agreement, dated as of October 11, 2018, by and among Corsair Group (Cayman), LP and certain of its subsidiaries, including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.				X

10.14	Amendment No. 5 to First Lien Credit and Guarantee Agreement, dated as of December 19, 2019, by and among Corsair Group (Cayman), LP and certain of its subsidiaries, including the Registrant, Macquarie Capital Funding LLC, as administrative agent, and the other parties thereto.				X

21.1	List of the Registrant’s Significant Subsidiaries.	S-1	August 21, 2020	21.1

23.1	Consent of KPMG LLP.	S-1	September 18, 2020	23.1

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1	September 14, 2020	23.2

23.3	Consent of Cherry Bekaert LLP	S-1	September 18, 2020	23.3

23.4	Consent of Director Nominee	S-1	September 18, 2020	23.4

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.	S-1	August 21, 2020	24.1

*	To be filed by amendment.
#	Indicates management contract or compensatory plan.

(b) Financial statement schedule

All schedules are omitted because the required information is either not present, not present in material amounts or presented within our audited financial statements included elsewhere in this prospectus and are incorporated herein by reference.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on the 21st day of September, 2020.

Corsair Gaming, Inc.

By:	/s/ Andrew J. Paul
Name: Andrew J. Paul
Title: Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on the 21st day of September, 2020.

Signature	Title

/s/ Andrew J. Paul Andrew J. Paul	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Michael G. Potter Michael G. Potter	Chief Financial Officer, Treasurer (Principal Financial Officer)

* Gregg A. Lakritz	Vice President, Corporate Controller (Principal Accounting Officer)

* Anup Bagaria	Director

* Jason Cahilly	Director

* George L. Majoros, Jr.	Director

* Stuart A. Martin	Director

* Samuel R. Szteinbaum	Director

* Randall J. Weisenburger	Director

*By:	/s/ Andrew J. Paul
Andrew J. Paul
Attorney-in-Fact